Exhibit 3.2

Dean Heller	Document Number
Secretary of State	Filing Date and Time:
206 North Carson Street
Carson City, NV 89701-4288	Entity Number E0550162008-5
778-684-8708

Certificate of Amendment
(Pursuant to NRS 78.385 and 78.390)

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1.	Name of Corporation

Piper Acquisition II, Inc.

2.	The articles have been amended as follows: (provide article numbers, if available)

Article ONE NAME: the complete name of the Corporation shall be Hygea Holdings Corp.

3.
The vote by which he stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of he articles of incorporation have voted in favor of the amendment is: 64.4%

4.	Effective date of filing (optional) 5/16/11 (must not be later than 90 days after the certificate is filed)

5.	Signature: (required)

x/s/Tim Betts, CEO